Finisar Announces First Fiscal Quarter Financial Results

SUNNYVALE, CA -- (Marketwire - September 04, 2012) - Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optic communications, today announced financial results for its first fiscal quarter ended July 29, 2012.

COMMENTARY

"As expected, our first quarter of fiscal year 2013 was challenging. This was primarily the result of sluggish macroeconomic conditions, especially in Europe, as well as the slowing of economic growth in China. Generally telecom spending throughout the world has been soft. In addition, we had two fewer shipping days in the first quarter than in the previous quarter," said Jerry Rawls, Finisar's executive Chairman of the Board. "However, I am happy to report that we expect revenue growth to resume in the second quarter. In addition, we expect to hold operating expenses relatively flat, excluding the impact of a full quarter of the RED-C acquisition. Thus, we expect operating income will grow in the second quarter."

"During the quarter, we continued to ramp a significant number of new products for both the datacom and telecom markets. We expect these new products to help drive our future revenue growth and market share expansion. During the last quarter, we acquired RED-C Optical Networks to broaden our product lines primarily for telecom applications by adding key amplification technologies," said Eitan Gertel, Finisar's Chief Executive Officer. "These technologies are considered critical for ROADM line cards and are increasingly important in cost-effectively extending the reach of transceivers and transponders, especially for 100 Gb/s and 40 Gb/s coherent transmission, and low latency networks. We expect that the integration of RED-C technology into Finisar products will enable us to offer our customers a much higher level of product integration with increased cost effectiveness. The combination should accelerate our market share growth."

          FINANCIAL HIGHLIGHTS - FIRST QUARTER ENDED July 29, 2012

                                             First Quarter   Fourth Quarter
Summary GAAP Results                             Ended            Ended
                                             July 29, 2012   April 30, 2012
                                            --------------   --------------
                                            (in thousands, except per share
                                                        amounts)

Revenues                                    $      220,526   $      239,910
Gross margin                                          26.2%            27.3%
Operating expenses                          $       62,994   $       53,369
Operating income (loss)                     $       (5,197)  $       12,111
Operating margin                                      (2.4)%            5.0%
Income (loss)                               $       (6,197)  $       18,015
Income (loss) per share-basic               $        (0.07)  $         0.20
Income (loss) per share-diluted             $        (0.07)  $         0.19

Basic shares                                        91,988           91,349
Diluted shares                                      91,988           98,528

Summary Non-GAAP Results (a)                                      Fourth
                                             First Quarter    Quarter Ended
                                                 Ended          April 30,
                                             July 29, 2012         2012
                                            --------------   --------------
                                                (in thousands, except per
                                                     share amounts)

Revenues                                    $      220,526   $      239,910
Gross margin                                          30.3%            31.4%
Operating expenses                          $       54,710   $       54,552
Operating income                            $       12,000   $       20,856
Operating margin                                       5.4%             8.7%
Income                                      $       10,871   $       20,234
Income per share-basic                      $         0.12   $         0.22
Income per share-diluted                    $         0.12   $         0.21

Basic shares                                        91,988           91,349
Diluted shares                                      94,204           98,528

_____________

(a) In evaluating the operating performance of Finisar's business, Finisar management utilizes financial measures that exclude certain charges and credits required by U.S. generally accepted accounting principles, or GAAP, that are considered by management to be outside Finisar's core operating results. A reconciliation of Finisar's non-GAAP financial measures to the most directly comparable GAAP measures, as well as additional related information, can be found under the heading "Finisar Non-GAAP Financial Measures" below.

Operating Statement Highlights for the first quarter of fiscal 2013:

  Revenues decreased to $220.5 million, down $19.4 million, or 8.1%, from $239.9 million in the preceding quarter primarily as a result of current macroeconomic conditions, especially in Europe, as well as the slowing of economic growth in China. Generally telecom spending throughout the world has been soft. In addition, there were two fewer shipping days in the first quarter than in the previous quarter.

  Compared to the preceding quarter, the sale of products for datacom applications decreased by $6.6 million, or (4.5)%, and the sale of products for telecom applications decreased by $12.8 million, or (13.6)%.

  Gross margin was 26.2% on a GAAP basis and 30.3% on a non-GAAP basis, compared to 27.3% and 31.4%, respectively, in the preceding quarter primarily due to the impact of lower revenue levels relative to fixed manufacturing costs.

  GAAP operating income (loss) decreased $17.3 million to $(5.2) million, or (2.4)% of revenues, compared to $12.1 million of operating income, or 5.0% of revenues, in the preceding quarter.

  Non-GAAP operating income decreased $8.9million to $12.0 million, or 5.4% of revenues, compared to $20.9 million, or 8.7% of revenues, in the preceding quarter primarily due to lower revenue levels.

  Non-GAAP EBITDA decreased $9.3 million to $24.9 million, or 11.3% of revenues, compared to $34.2 million, or 14.2% of revenues, in the preceding quarter.

Balance Sheet Highlights for the first quarter of fiscal 2013:

  Cash and cash equivalents totaled $220.4 million at the end of the first quarter, compared to $234.5 million at the end of the preceding quarter.

  During the first quarter, Finisar completed the acquisition of RED-C Optical Networks Inc. for a total of $23.7 million in initial cash consideration.

  During the first quarter, Finisar repaid the remaining outstanding debt balance of $3.2 million at our Ignis subsidiary.

  At the end of the first quarter, Finisar had approximately $40.0 million in principal amount of convertible notes outstanding with a conversion price of $10.675 per share.

OUTLOOK

The Company currently expects revenues for the second quarter of fiscal 2013 to be in the range of $225 to $240 million; GAAP operating margin to in the range of approximately 0.0% to 1.5%; non-GAAP operating margin to be in the range of approximately 5.7% to 7.2% and non-GAAP earnings per diluted share to be in the range of approximately $0.12 to $0.16.

CONFERENCE CALL

Finisar will discuss its financial results for the first quarter and current business outlook during its regular quarterly conference call scheduled for Tuesday, September 4, 2012, at 2:00 pm PDT (5:00 pm EDT). To listen to the call you may connect through the Finisar investor relations page at http://investor.finisar.com/ or dial 1-866-293-8969 (domestic) or (913) 312-0671 (international) and enter conference ID 2107413.

An audio replay will be available for two weeks following the call by dialing 1-888-203-1112 (domestic) or (719) 457-0820 and then following the prompts: enter conference ID 2107413 and provide your name, affiliation, and contact number. A replay of the webcast will be available shortly after the conclusion of the call on the Company's website until the next regularly scheduled earnings conference call.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar's products; the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; challenges related to the integration of the recently completed RED-C acquisition; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's annual report on Form 10-K (filed June 29, 2012) and quarterly SEC filings.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

FINISAR FINANCIAL STATEMENTS

The following financial tables are presented in accordance with GAAP.

                            Finisar Corporation
                   Consolidated Statements of Operations
                   (in thousands, except per share data)

                                                Three Months Ended
                                      -------------------------------------
                                        July 29,     July 31,    April 30,
                                          2012         2011         2012
                                      -----------  -----------  -----------
                                                   (Unaudited)
                                      -------------------------------------
Revenues                              $   220,526  $   228,226  $   239,910
Cost of revenues                          161,457      160,223      172,915
Amortization of acquired developed
 technology                                 1,272        1,522        1,515
                                      -----------  -----------  -----------
Gross profit                               57,797       66,481       65,480
Gross margin                                 26.2%        29.1%        27.3%
Operating expenses:
  Research and development                 38,169       35,396       37,430
  Sales and marketing                      10,674        9,586       10,114
  General and administrative               13,342       13,952        4,928
  Amortization of purchased
   intangibles                                809          779          897
  Restructuring recoveries                      -         (322)           -
                                      -----------  -----------  -----------
    Total operating expenses               62,994       59,391       53,369
                                      -----------  -----------  -----------
Income (loss) from operations              (5,197)       7,090       12,111
Interest income                               196          160          662
Interest expense                             (647)        (911)        (805)
Loss on debt extinguishment                     -         (419)           -
Other income, net                              81        4,663        4,587
                                      -----------  -----------  -----------
Income (loss) before income taxes and
 non-controlling interest                  (5,567)      10,583       16,555
Provision for income taxes                    642          548         (787)
                                      -----------  -----------  -----------
Income (loss) before non-controlling
 interest                                  (6,209)      10,035       17,342
Adjust for net loss attributable to
 non-controlling interest                      12          107          673
                                      -----------  -----------  -----------
Net income (loss) attributable to
 Finisar Corporation                  $    (6,197) $    10,142  $    18,015
                                      ===========  ===========  ===========

Net income (loss) per share
 attributable to Finisar Corporation
 common stockholders:

  Basic                               $     (0.07) $      0.11  $      0.20
  Diluted                             $     (0.07) $      0.11  $      0.19

Shares used in computing net income
 (loss) per share - basic                  91,988       90,221       91,349
Shares used in computing net income
 (loss) per share - diluted                91,988       93,527       98,528

                            Finisar Corporation
                        Consolidated Balance Sheets
                               (in thousands)

                                                     July 29,    April 30,
                                                       2012         2012
                                                   -----------  -----------
                                                   (Unaudited)
                                                   -----------  -----------
                      ASSETS
Current assets:
  Cash and cash equivalents                        $   220,409  $   234,544
  Accounts receivable, net                             179,441      167,760
  Accounts receivable, other                            14,972       21,004
  Inventories                                          208,168      218,432
  Prepaid expenses                                      24,430       25,482
                                                   -----------  -----------
    Total current assets                               647,420      667,222
Property, equipment and improvements, net              165,837      163,817
Purchased intangible assets, net                        43,049       45,177
Goodwill                                                97,994       81,431
Minority investments                                       884          884
Other assets                                             7,393       10,896
                                                   -----------  -----------
    Total assets                                   $   962,577  $   969,427
                                                   ===========  ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $    71,295  $    72,339
  Accrued compensation                                  22,210       27,090
  Other accrued liabilities                             21,456       20,871
  Deferred revenue                                       9,775        8,970
  Current portion of long-term debt                          -        3,150
                                                   -----------  -----------
    Total current liabilities                          124,736      132,420
Long-term liabilities:
  Convertible notes, net of current portion             40,015       40,015
  Other non-current liabilities                         16,274       15,175
  Deferred tax liabilities                               2,433        1,972
                                                   -----------  -----------
    Total liabilities                                  183,458      189,582
Stockholders' equity:
  Common stock                                              93           91
  Additional paid-in capital                         2,321,064    2,309,219
  Accumulated other comprehensive income                22,356       28,720
  Accumulated deficit                               (1,572,703)  (1,566,506)
                                                   -----------  -----------
    Finisar Corporation stockholders' equity           770,810      771,524
  Non-controlling interest                               8,309        8,321
                                                   -----------  -----------
    Total stockholders' equity                         779,119      779,845
                                                   -----------  -----------
Total liabilities and stockholders' equity         $   962,577  $   969,427
                                                   ===========  ===========

Note - Balance sheet amounts as of April 30, 2012 are derived from the audited consolidated financial statements as of the date.

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding the Company's operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and which management considers to be outside our core operating results. Some of these non-GAAP measures also exclude the ongoing impact of historical business decisions made in different business and economic environments. Management believes that tracking non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our current operations, our ability to generate cash and the underlying business trends which are affecting our performance. These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities. In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude certain cash charges as a means of more accurately predicting our liquidity requirements. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit in this release, we have excluded the following items from cost of revenues in applicable periods:

  Changes in excess and obsolete inventory reserve (predominantly non-cash charges or non-cash benefits);
  Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
  Stock-based compensation expense (non-cash charges);
  Acquisition method accounting adjustment for sale of acquired inventory (non-cash charges);
  Expense related to recent flooding in Thailand (non-recurring charges); and
  Reduction in force costs (non-recurring cash charges).

In calculating non-GAAP operating income in this release, we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods:

  Gain or loss on litigation settlements and resolutions and related costs (non-recurring cash charges or benefits);
  Shareholder class action and derivative litigation costs (non-recurring cash expenses associated with the derivative litigation related to our historical stock option granting practices and related to the class action and derivative litigation related to our March 8, 2011 earnings announcement);
  Acquisition related costs (non-recurring cash charges);
  Amortization of purchased intangibles (non-cash charges); and
  Restructuring costs and recoveries (non-recurring cash charges).

In calculating non-GAAP income from continuing operations and non-GAAP income from continuing operations per share in this release, we have also excluded the following items in applicable periods:

  Interest income on legal settlements and resolutions (non-recurring benefits)
  Gains and losses on sales of assets (non-recurring or non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities);
  Dollar denominated foreign exchange transaction losses (gains) (non-cash charges or benefits);
  Gain on fair value re-measurement of contingent consideration liability (non-recurring benefits);
  Other miscellaneous expenses (income) (non-recurring charges or benefits);
  Loss related to minority and equity method investments (non-cash charges);
  Debt extinguishment loss (non-recurring charges);
  Fair value re-measurement of equity investment (non-cash gain from re-measurement of value of prior investment in an investee); and
  Differences between cash payable for income taxes and the provision for income taxes in accordance with GAAP, less discrete items.

In calculating non-GAAP income per share in this release, we have included the shares issuable upon conversion of our outstanding convertible notes and excluded the interest expenses associated with such notes in such periods where such treatment is dilutive to non-GAAP income (loss) per share.

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

                            Finisar Corporation
      Reconciliation of Results of Operations under GAAP and non-GAAP
                   (in thousands, except per share data)

                                                Three Months Ended
                                      -------------------------------------
                                        July 29,     July 31,    April 30,
                                          2012         2011         2012
                                      -----------  -----------  -----------
                                                   (Unaudited)
                                      -------------------------------------
GAAP to non-GAAP reconciliation of
 gross profit:
Gross profit - GAAP                   $    57,797  $    66,481  $    65,480
Gross margin - GAAP                          26.2%        29.1%        27.3%
Adjustments:
Cost of revenues
  Change in excess and obsolete
   inventory reserve                        4,866        1,090        5,027
  Amortization of acquired technology       1,272        1,522        1,515
  Stock compensation                        1,486        1,859        1,139
  Acquisition method accounting
   adjustment for sale of acquired
   inventory                                  641        1,854          963
  Flood-related expense                         -            -        1,222
  Reduction in force costs                    648          552           62
                                      -----------  -----------  -----------
    Total cost of revenue adjustments       8,913        6,877        9,928
                                      -----------  -----------  -----------
Gross profit - non-GAAP                    66,710       73,358       75,408
                                      -----------  -----------  -----------
Gross margin - non-GAAP                      30.3%        32.1%        31.4%

GAAP to non-GAAP reconciliation of
 operating income:
Operating income (loss) - GAAP             (5,197)       7,090       12,111
Operating margin - GAAP                      -2.4%         3.1%         5.0%
Adjustments:
Total cost of revenue adjustments           8,913        6,877        9,928
Research and development
  Reduction in force costs                    177            -           35
  Stock compensation                        2,986        2,361        2,288
Sales and marketing
  Reduction in force costs                      -            -           36
  Stock compensation                        1,077          864          727
General and administrative
  Reduction in force costs                     15           98           41
  Stock compensation                        2,829        2,008        1,768
  Acquisition related costs                   325        1,089            -
  Litigation settlements and
   resolutions and related costs               23          100       (7,422)
  Shareholder class action and
   derivative litigation costs                 43            -          447
Amortization of purchased intangibles         809          779          897
Restructuring recoveries                        -         (322)           -
                                      -----------  -----------  -----------
    Total cost of revenue and
     operating expense adjustments         17,197       13,854        8,745
                                      -----------  -----------  -----------
Operating income - non-GAAP                12,000       20,944       20,856
                                      -----------  -----------  -----------
Operating margin - non-GAAP                   5.4%         9.2%         8.7%

GAAP to non-GAAP reconciliation of
 income attributable to Finisar
 Corporation:
Income (loss) attributable to Finisar
 Corporation - GAAP                        (6,197)      10,142       18,015
Adjustments:
Total cost of revenue and operating
 expense adjustments                       17,197       13,854        8,745
Interest income from legal settlement           -            -         (434)
Imputed interest related to
 restructuring                                 62           70          133
Other (income) expense, net
  Loss (gain) on sale of assets               (19)           1            3
  Loss related to minority and equity
   method investments                           -          619            -
  Gain on fair value remeasurement of
   contingent consideration liability           -            -       (4,853)
  Other miscellaneous income                 (160)           -         (424)
  Foreign exchange transaction loss
   (gain)                                      (4)        (148)         506
  Debt extinguishment loss                      -          419            -
  Fair value remeasurement of equity
   investment                                   -       (5,429)          (3)
Provision for income taxes
  Income tax provision adjustments             (8)           -       (1,454)
                                      -----------  -----------  -----------
Total adjustments                          17,068        9,386        2,219
                                      -----------  -----------  -----------
Net income attributable to Finisar
 Corporation - non-GAAP                    10,871       19,528       20,234
                                      -----------  -----------  -----------

Non-GAAP income attributable to
 Finisar Corporation                  $    10,871  $    19,528  $    20,234
Add: interest expense for dilutive
 convertible notes                              -          539          539
                                      -----------  -----------  -----------
Adjusted non-GAAP income attributable
 to Finisar Corporation               $    10,871  $    20,067  $    20,773
                                      ===========  ===========  ===========

Non-GAAP income per share
 attributable to Finisar Corporation
 common stockholders
  Basic                               $      0.12  $      0.22  $      0.22
  Diluted                             $      0.12  $      0.21  $      0.21
Shares used in computing non-GAAP
 income per share attributable to
 Finisar Corporation common
 stockholders
  Basic                                    91,988       90,221       91,349
  Diluted                                  94,204       97,275       98,528

Non-GAAP EBITDA
Non-GAAP income attributable to
 Finisar Corporation                  $    10,871  $    19,528  $    20,234
Depreciation expense                       12,711       10,595       12,583
Amortization                                  236          208          227
Interest expense                              389          681          444
Income tax expense                            650          548          667
                                      -----------  -----------  -----------
Non-GAAP EBITDA                       $    24,857  $    31,560  $    34,155
                                      ===========  ===========  ===========

Investor Contact:
Kurt Adzema
Chief Financial Officer
408-542-5050
or
Investor.relations@finisar.com

Press contact:
Victoria McDonald
Sr. Manager, Corporate Communications
408-542-4261